EXHIBIT 5.1

[Letterhead of Theodora Oringher PC]

June 7, 2011

Cadiz Inc. 550 South Hope Street, Suite 2850 Los Angeles, CA 90071

Re:	Cadiz Inc. - Registration Statement on Form S-3

Ladies and Gentlemen:

    We have acted as counsel to Cadiz Inc., a Delaware corporation (the "Company") in connection with filing of a registration statement (the "Registration Statement") on Form S-3 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the proposed offering and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) of up to $50,000,000 aggregate offering price of shares of common stock of the Company, par value $0.01 per share (the "Shares").

    In our capacity as your counsel in connection with such registration, we have reviewed the Registration Statement and the exhibits thereto.  We have also reviewed such corporate documents and records of the Company, such certificates of public officials and officers of the Company and such other matters as we have deemed necessary or appropriate to enable us to render the opinions set forth herein.  In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

    We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

    For purposes of the opinions set forth herein, we have assumed that (1) The Registration Statement and any required post-effective amendment thereto have all become effective under the Act and the Prospectus and any Prospectus Supplement(s) thereto required by applicable laws have been delivered and filed as required by such laws; (2) the issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company; (3) the issuance and sale of the Shares do not violate any applicable law, are in conformity with the Company’s then operative Certificate of Incorporation, as amended, and Bylaws, and do not result in a default under or breach of any agreement or instrument to which the Company is subject; and (4) a definitive purchase, underwriting or similar agreement with respect to the Shares offered or issued will have been duly authorized, validly executed and delivered by the Company and the other parties thereto.

    Subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the applicable Prospectus Supplement, will be validly issued, fully paid and nonassessable.

    We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading “Legal Matters”.

Very truly yours, /s/ Theodora Oringher PC Theodora Oringher PC